Exhibit 10.1

REPLIGEN CORPORATION

NAMED EXECUTIVE OFFICER

SEVERANCE AND CHANGE IN CONTROL PLAN

Repligen Corporation (the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. The Board of Directors of the Company (the “Board”) recognizes, however, that, as is the case with many publicly held corporations, the possibility of an involuntary termination of employment, either before or after a Change in Control (as defined in Section 1 hereof), exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Therefore, the Board has determined that the Repligen Corporation Named Executive Officer Severance and Change in Control Plan (the “Plan”) should be adopted to reinforce and encourage the continued attention and dedication of the Company’s Eligible Participants (as defined in Section 1 hereof) to their assigned duties without distraction. Nothing in this Plan shall be construed as creating an express or implied contract of employment and nothing shall alter the “at will” nature of the Eligible Participants’ employment with the Company.

1.	Definitions.

(a)    “Accelerated Vesting Date” means the later of the (i) Eligible Participant’s Date of Termination, or (ii) effective date of the Eligible Participant’s Separation Agreement and Release.

(b)    “Accrued Benefits” means any earned but unpaid salary, unpaid expense reimbursements and accrued but unused vacation or paid time off, if applicable, which amounts shall be paid to the Eligible Participant within the time required by law but in no event more than 30 days after the Date of Termination.

(c)    “Administrator” means the Board or the Compensation Committee of the Board.

(d)    “Base Salary” means the higher of the Eligible Participant’s annual base salary in effect immediately prior to (i) the Eligible Participant’s Date of Termination or (ii) the Change in Control.

(e)    “Cause” means: (i) conduct constituting a material act of misconduct in connection with the performance of the Eligible Participant’s duties to the Company, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) non-performance of the Eligible Participant’s duties to the Company (other than by reason of the Eligible Participant’s physical or mental illness, incapacity or disability) or repeated violations of the Eligible Participant’s material responsibilities and material duties as determined in good faith by the Company and which has continued for more than 30 days following written notice, which notice shall specify in reasonable detail the performance problems and the actions required to cure such performance problems; (iv) a breach by the Eligible Participant of any of the material provisions contained in any written agreement by and between the Eligible Participant and the Company that, if curable, is not cured within 30 days after the Company notifies the Eligible Participant in writing that it believes the Eligible Participant has breached such material provision, which notice shall specify in reasonable detail such breach and the actions required to cure such breach; (v) the Eligible Participant’s material violation of any of the Company’s written employment policies that has continued for more than 30 days following written notice thereof, which notice shall specify in reasonable detail such violation and the actions required to cure such violation; or (vi) the Eligible Participant’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the Eligible Participant’s willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(f)    “Change in Control” means a Sale Event, as defined in the Company’s 2018 Stock Option and Incentive Plan, as amended from time to time.

(g)    “Change in Control Period” means the two-year period immediately following a Change in Control.

(h)    “Code” means the Internal Revenue Code of 1986, as amended.

(i)    “Date of Termination” means the date that an Eligible Participant’s employment with the Company (or any successor) ends. Notwithstanding the foregoing, an Eligible Participant’s employment shall not be deemed to have been terminated solely as a result of the Eligible Participant becoming an employee of any subsidiary of the Company or any direct or indirect successor to the business or assets of the Company.

(j)    “Eligible Participants” means those executives or employees designated as such by the Administrator in its sole discretion, who are listed in Schedule C, attached hereto, as such schedule is amended by the Administrator from time to time, and who meet the eligibility requirements set forth in Section 3 of this Plan.

(k)    “Equity Awards” means all Stock Options, Time-Based Awards and Performance-Based Awards held by the Eligible Participants.

(l)    “Good Reason” means that the Eligible Participant has complied with the “Good Reason Process” following the occurrence of any of the following events: (i) a material diminution in the Eligible Participant’s base salary, except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (ii) a material diminution in the Eligible Participant’s authority, duties, or responsibilities; (iii) a material change in the geographic location of the Company office where the Eligible Participant is principally employed and required to perform services for the Company, except for required travel on the Company’s business to an extent substantially consistent with his or her present business travel obligations or the business travel obligations of any subsequent position at the Company occupied by the Eligible Participant; and (iv) any other action or inaction that constitutes a material breach by the Company of a written employment agreement between the Company and the Eligible Participant.

(m)    “Good Reason Process” means that (i) the Eligible Participant reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Eligible Participant notifies the Company in writing of the first occurrence of the Good Reason condition within 90 days of the first occurrence of such condition; (iii) the Eligible Participant cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; and (iv) notwithstanding such efforts, the Good Reason condition continues to exist. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred. If the Company does not cure the Good Reason condition during the Cure Period, then termination for Good Reason shall be deemed to have occurred on the 31st day after the Company received notice from the Eligible Participant pursuant to clause (ii).

(n)    “Participation Agreement” means an agreement between an Eligible Participant and the Company that acknowledges the Eligible Participant’s participation in this Plan.

(o)    “Performance-Based Awards” means all then-outstanding stock options and other stock-based awards of the Company that are subject to performance-based vesting and for which achievement of the performance metrics has not been determined as of the Date of Termination.

(p)    “Stock Options” means all then-outstanding options to purchase common stock of the Company that are subject to time-based vesting.

(q)    “Target Bonus” means the Eligible Participant’s target annual incentive compensation for the then-current year.

(r)    “Time-Based Awards” means all then-outstanding stock-based awards (including restricted stock awards and restricted stock unit awards) of the Company, other than Stock Options, that are subject to time-based vesting.

2.	Administration of the Plan

(a)    Administrator. The Plan shall be administered by the Administrator.

(b)    Powers of Administrator. The Administrator shall have all powers necessary to enable it properly to carry out its duties with respect to the complete control of the administration of the Plan. Not in limitation, but in amplification of the foregoing, the Administrator shall have the power and authority in its discretion to:

(i)    construe the Plan to determine all questions that shall arise as to interpretations of the Plan’s provisions;

(ii)    determine which individuals are and are not Eligible Participants, determine the benefits to which any Eligible Participants may be entitled, the eligibility requirements for participation in the Plan and all other matters pertaining to the Plan;

(iii)    adopt amendments to the Plan which are deemed necessary or desirable to comply with all applicable laws and regulations, including but not limited to Section 409A of the Code and the guidance thereunder;

(iv)    make all determinations it deems advisable for the administration of the Plan, including the authority and ability to delegate administrative functions to a third party;

(v)    decide all disputes arising in connection with the Plan; and

(vi)    otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be conclusive and binding on all persons, including the Company and Eligible Participants.

3.	Eligibility

All Eligible Participants who have executed and submitted to the Company a Participation Agreement, and satisfied such other requirements as may be determined by the Administrator, are eligible to participate in the Plan. Notwithstanding the foregoing, the Administrator may determine at any time that an Eligible Participant should no longer be designated as such as a result of a material change in such Eligible Participant’s role, and such individual shall cease to be eligible to participate in the Plan upon the Administrator taking action by resolution to update Schedule C hereto.

4.	Termination Not in Connection with a Change in Control

If the employment of an Eligible Participant is terminated by the Company without Cause, then, in addition to the Accrued Benefits, subject to the execution of a separation agreement and release in a form and manner satisfactory to and provided by the Company that contains, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement provisions, employee and customer non-solicitation provisions that apply for two years following the Date of Termination, a non-competition provision that applies for one year following the Date of Termination, and a seven day revocation period (the “Separation Agreement and Release”), by the Eligible Participant and the Separation Agreement and Release becoming irrevocable, all within the time frame set forth in the Separation Agreement and Release but in no event to exceed 60 days from the Date of Termination, such Eligible Participant shall be entitled to receive the severance payments and benefits provided in Schedule A.

5.	Termination in Connection with a Change in Control

If the employment of an Eligible Participant is terminated by the Company (or its successor) without Cause or such Eligible Participant resigns for Good Reason, in either case during the Change in Control Period, then, in addition to the Accrued Benefits, subject to the execution of the Separation Agreement and Release by the Eligible Participant and the Separation Agreement and Release becoming irrevocable, all within the time frame set forth in the Separation Agreement and Release but in no event to exceed 60 days from the Date of Termination, such Eligible Participant shall be entitled to receive the severance payments and benefits provided in Schedule B. The provisions of this Section 5 shall apply in lieu of, and expressly supersede, the provisions of Section 4 regarding severance payments and benefits upon a termination of employment, if such termination of employment occurs within the Change in Control Period. This Section 5 shall terminate and be of no further force or effect beginning immediately following the end of the Change in Control Period.

6.	General Terms and Conditions.

(a)    Payments. Subject to the effectiveness of the Separation Agreement and Release, the amounts payable pursuant to this Plan shall be paid as set forth on Schedule A or Schedule B, as applicable.

(b)    Tax Withholding. All payments made by the Company under this Plan shall be subject to any tax or other amounts required to be withheld by the Company under applicable law.

(c)    Section 409A.

(i)    Anything in this Plan to the contrary notwithstanding, if at the time of the Eligible Participant’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Eligible Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Eligible Participant becomes entitled to under this Plan would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Eligible Participant’s separation from service, or (ii) the Eligible Participant’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(ii)    The parties intend that this Plan will be administered in accordance with Section 409A of the Code and that all amounts payable hereunder shall be exempt from the requirements of such section to the greatest extent possible. To the extent that any provision of this Plan is not exempt from Section 409A of the Code and ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner to comply with Section 409A of the Code. Each payment pursuant to this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Plan may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(iii)    To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Eligible Participant’s termination of employment, then such payments or benefits shall be payable only upon the Eligible Participant’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(iv)    All in-kind benefits provided and expenses eligible for reimbursement under this Plan shall be provided by the Company or incurred by the Eligible Participant during the time periods set forth in this Plan. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(v)    The Company makes no representation or warranty and shall have no liability to any Eligible Participant or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

(d)    Additional Limitation.

(i)    Anything in this Plan to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of any Eligible Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Eligible Participant becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Eligible Participant receiving a higher After Tax Amount (as defined below) than the Eligible Participant would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that, in the case of all the foregoing Aggregate Payments, all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii)    For purposes of this Section 6(d), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Eligible Participant as a result of the Eligible Participant’s receipt of the Aggregate Payments. For purposes of determining the After

Tax Amount, the Eligible Participant shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii)    The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(d)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Eligible Participant within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Eligible Participant. Any determination by the Accounting Firm shall be binding upon the Company and the Eligible Participant.

(e)    Unfunded Plan. This Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund. Likewise, the Plan shall not establish any fiduciary relationship between the Company or any of its subsidiaries or affiliates and any Eligible Participant.

(f)    Notice and Communication of Date of Termination.

(i)    Notice of Termination. A termination of the Eligible Participant’s employment shall be communicated by a Notice of Termination from the Company to the Eligible Participant or vice versa in accordance with this Section 6(f).

(ii)    Delivery of Notice. Any notices, requests, demands, and other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to an Eligible Participant at the last address the Eligible Participant has filed in writing with the Company, or to the Company at the following physical or email address:

Repligen Corporation

Attention: Ken Elmer, Global Head of Human Resources

41 Seyon Street, Building 1

Waltham, Massachusetts 02453

Email: KElmer@repligen.com

(g)    No Mitigation. Eligible Participants are not required to seek other employment or to attempt in any way to reduce any amounts payable to an Eligible Participant under this Plan.

(h)    Benefits and Burdens. This Plan shall inure to the benefit of and be binding upon the Company and the Eligible Participants, their respective successors, executors, administrators, heirs and permitted assigns. In the event of an Eligible Participant’s death after a termination of employment but prior to the completion of all payments due to him or her under this Plan, the Company (or its successor) shall continue such payments to the Eligible Participant’s beneficiary designated in writing to the Company prior to his or her death (or to his or her estate, if the Eligible Participant fails to make such designation).

(i)    Enforceability. If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.

(j)    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(k)    Non-Duplication of Benefits and Effect on Other Plans. Notwithstanding any other provision in the Plan to the contrary, the benefits provided hereunder shall be in lieu of any other severance payments and/or benefits provided by the Company, including, without limitation, any such payments and/or benefits pursuant to an employment agreement or offer letter between the Company and the Eligible Participant.

(l)    No Contract of Employment. Nothing in this Plan shall be construed as giving any Eligible Participant any right to be retained in the employ of the Company or shall affect the terms and conditions of an Eligible Participant’s employment with the Company.

(m)    Amendment or Termination of Plan. The Company may amend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of any Eligible Participant without the Eligible Participant’s written consent.

(n)    Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company shall expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(o)    Governing Law. The Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, without regard to principles of conflict of laws of such state.

(p)    Effective Date. This Plan is effective as of June 13, 2019 (the “Effective Date”).

Schedule A

Severance Benefits

In the event of a termination of an Eligible Participant’s employment under the circumstances set forth in Section 4 of the Plan, and subject to the terms and conditions of the Plan, the Eligible Participant shall be entitled to the following severance payments and benefits:

(1)

An amount equal to one times the Eligible Participant’s Base Salary; provided, however that such amount shall be reduced by an amount equal to the dollar value of the portion of the monthly premiums paid by active employees for coverage under the Company’s group health care programs multiplied by 12 (such amount, the “Severance Amount”);

(2)

If the Eligible Participant is enrolled in the Company’s group health care programs immediately prior to the Date of Termination and properly elects to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), COBRA premiums for the Eligible Participant and the Eligible Participant’s eligible dependents for the Severance Period (as defined below); provided, however, if the Company determines that it cannot pay such amounts without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Eligible Participant a taxable monthly payment in an amount equal to the COBRA premiums for the Eligible Participant and the Eligible Participant’s eligible dependents for the Severance Period. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA; and

(3)

Except as otherwise expressly provided in any applicable Equity Award agreement, effective as of the Accelerated Vesting Date, (A) 50% of the unvested portion of all Stock Options held by the Eligible Participant shall immediately accelerate and become fully exercisable or nonforfeitable, (B) a pro-rata portion of Time-Based Awards held by the Eligible Participant shall become exercisable or nonforfeitable and (C) a pro-rata portion of all Performance-Based Awards held by the Eligible Participant shall become exercisable or nonforfeitable at the end of the performance period based on actual performance through the end of the performance period (and such awards shall remain outstanding through the end of the applicable performance period). Pro-ration for purposes of this Section 3 of Schedule A shall be determined based on the number of full months elapsed in the vesting period or performance period, as applicable, through the Date of Termination relative to the total number of full months in the vesting period or performance period, as applicable. Notwithstanding anything to the contrary in the applicable plans and/or award agreements governing the Stock Options and Time-Based Awards, any termination or forfeiture of unvested shares underlying such awards that could vest pursuant to this Section 3 of Schedule A and otherwise would have occurred on or prior to the Accelerated Vesting Date will be delayed until the Accelerated Vesting Date and will occur only to the extent the Stock Options and Time-Based Awards do not vest pursuant to this Section 3 of Schedule A. Notwithstanding the foregoing, no additional vesting of Stock Options and Time-Based Awards shall occur during the period between the Eligible Participant’s Date of Termination and the Accelerated Vesting Date.

The amounts payable under Section 1 of this Schedule A shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months (such period, the “Severance Period”), commencing on the first payroll date following the effective date of the Separation Agreement and Release and, in any case, within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid no earlier than the first Company payroll date in the second calendar year and, in any case, by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. The amounts payable under Section 2 of this Schedule A shall be paid in a lump sum on the first payroll date following the effective date of the Separation Agreement and Release and, in any case, within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such amounts to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid no earlier than the first Company payroll date in the second calendar year and, in any case, by the last day of such 60-day period. Notwithstanding the foregoing, payments of the Severance Amount shall cease or shall not be paid if the Eligible Participant breaches any of the Eligible Participant’s continuing obligations under the Separation Agreement and Release.

Schedule B

Change in Control Severance Benefits

In the event of a termination of an Eligible Participant’s employment under the circumstances set forth in Section 5 of the Plan, and subject to the terms and conditions of the Plan, the Eligible Participant shall be entitled to the following severance payments and benefits:

(1)	An amount equal to 1.5 times the sum of the Eligible Participant’s Base Salary and Target Bonus;

(2)

An amount equal to a pro-rata portion of the Eligible Participant’s Target Bonus, with such pro-ration determined based on the number of full months elapsed in the calendar year through the Date of Termination relative to the total number of full months in the calendar year of termination;

(3)

If the Eligible Participant is enrolled in the Company’s health care programs immediately prior to the Date of Termination and properly elects to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), COBRA premiums for the Eligible Participant and the Eligible Participant’s eligible dependents for 18 months (such amount, the “CIC COBRA Payments”); provided, however, if the Company determines that it cannot pay the CIC COBRA Payments without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Eligible Employee a taxable monthly payment in an amount equal to the COBRA premiums for the Eligible Participant and the Eligible Participant’s eligible dependents for 18 months. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA; and

(4)

Except as otherwise expressly provided in any applicable Equity Award agreement, effective as of the Accelerated Vesting Date, (A) 100% of all Stock Options and Time-Based Awards held by the Eligible Participant shall immediately accelerate and become fully exercisable or nonforfeitable and (B) a pro-rata portion all Performance-Based Awards (with performance deemed to be met at target levels) held by the Eligible Participant shall become exercisable or nonforfeitable, with the pro-ration determined based on the number of full months elapsed in the performance period through the Date of Termination relative to the total number of full months in the performance period; provided, however, that if Equity Awards accelerate and become fully exercisable or nonforfeitable immediately prior to or upon a Change in Control and Equity Awards terminate upon such Change in Control, such awards shall terminate upon, and not remain outstanding following, such Change in Control. Notwithstanding anything to the contrary in the applicable plans and/or award agreements governing the Equity Awards, any termination or forfeiture of unvested shares underlying the Equity Awards that could vest pursuant to this Section 4 of Schedule B and otherwise would have occurred on or prior to the Accelerated Vesting Date will be delayed until the Accelerated Vesting Date and will occur only to the extent the Equity Awards do not vest pursuant to this Section 4 of Schedule B. Notwithstanding the foregoing, no additional vesting of the Equity Awards shall occur during the period between the Eligible Participant’s Date of Termination and the Accelerated Vesting Date.

The amounts payable under Sections 1, 2 and 3 of this Schedule B shall be paid on the first payroll date following the effective date of the Separation Agreement and Release and, in any case, within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid no earlier than the first Company payroll date in the second calendar year and, in any case, by the last day of such 60-day period.

Schedule C

Eligible Participants

Individual	Title
Jon K. Snodgres	Chief Financial Officer
Ralf Kuriyel	Senior Vice President, Research and Development